Exhibit  (28) b
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               Company No. 3250699



               Digiphone International Limited
              (formerly Shelfcorp 104 Limited)


                     Report and Accounts
                        May 31, 1997

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REPORT OF THE AUDITORS TO MEMBERS OF
DIGIPHONE INTERNATIONAL LIMITED
(formerly Shelfcorp 104 Limited)

We have audited the accounts on pages 4 to 5, which have been prepared under the historical cost convention and on the basis of the accounting policies set out on page 5.

Respective responsbilities of directors and auditors

As described on page 1 the company's directors are responsible for the preparation of the accounts. It is our responsibility to form an independent opinion, based on our audit, on those accounts and to report our opinion to you.

Basis of opinion

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the accounts. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the accounts, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the accounts are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the accounts.

Opinion

In our opinion the accounts give a true and fair view of the state of the company's affairs as at May 31, 1997 and have been properly prepared in accordance with the Companies Act of 1985.



Davison and Shingleton
Chartered Accountants
Registered Auditor

October 30, 1997

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DIGIPHONE INTERNATIONAL LIMITED
(formerly Shelfcorp 104 Limited)

BALANCE SHEET AT MAY 31, 1997



                                   Notes          1997
                                              pounds


Current assets:
  Debtors                         2            100
                                             -------

Net current assets                              100
                                             -------
Total assets less current liabilities         100
                                             __ __


Capital and reserves:
  Called up equity share capital     3            100
                                               -------
  Equity shareholders' funds         4          100
                                             __ __


The company was dormant throughout the financial period.


Approved by the Board on October 30, 1997 and signed on its behalf by


D Wettreich
Director

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NOTES TO THE ACCOUNTS AT MAY 31, 1997

1.   Accounting Policies

     Accounting convention

     The accounts have been prepared under the historical cost convention and in accordance with applicable
     Accounting Standards.

     Basis of preparation

     The company had no transactions during the period and has made neither a profit nor a loss.
     No profit and loss account has therefore been prepared.

2.   Debtors

                                                  1997

          Amounts      due     from     group      companies
100(pounds)
                                              ____

3.   Called up equity share capital

                         Allotted, called
                                        Authorised    up and
                                        fully   paid

                                        1997           1997
                                    No                Pounds
Ordinary shares of 1 pound each    100              100
                                   ____            ____


4.   Reconciliation of shareholders' funds

                                             Share  Capital
Balance at incorporation and May 31, 1997         100
                                                   ____



5.   Related party transactions and ultimate holding company

     The immediate parent company is Meteor Technology plc. As copies of Meteor Technology Plc's accounts are publicly available, the directors are entitled to the exemptions set out in FRS8 concerning the disclosure of related party transactions.

     In the directors' opinion the company's ultimate parent company and controlling party is Adina, Inc., which is incorporated and publicly listed in the United States of America. Copies of its group accounts, which include the company, are available from 17770 Preston Road, Dallas, Texas, United State of America. D. Wettreich is the Chairman and a director of Adina, Inc.